 ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into on July 31, 2009, by and between Atrinsic, Inc., a Delaware corporation (“Purchaser”), and Shopit, Inc., a Delaware corporation (“Seller”).  Purchaser and Seller are referred to collectively herein as the “Parties.”

This Agreement contemplates a transaction in which Purchaser will purchase substantially all of the assets (and assume certain of the liabilities) of Seller relating to the Business in return for the Purchase Price.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

SECTION 1. DEFINITIONS.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Acquired Assets” means all right, title, and interest in and to all of the assets of Seller relating to the Business, including all of Seller’s (a) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (b) websites, (c) tangible personal property, (d) agreements and contracts necessary to operate the Business and all other contracts listed on Schedule 3(o) hereto, (e) customer lists, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, (f) subscriber database, (g) the telephone, facsimile and other telecom numbers and codes set forth on Schedule 1 and (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment directly related to (a) through (g), provided, however, that the Acquired Assets shall not include (i) Seller’s certificate of formation, qualifications to conduct business as a corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation, (ii) any of the rights of Seller under this Agreement (or under any side agreement between Seller on the one hand and Purchaser on the other hand entered into on or after the date of this Agreement), (iii) Cash, (iv) bank accounts, (v) accounts receivable, (vi) Leased Real Property, (vii) prepaid expenses, advance payments and deposits to the extent that such prepaid expenses, advance payments and deposits are not directly related to (a) through (g) above, (viii) refunds, overpayments and rebates of Taxes and other governmental charges, (ix) all life insurance policies on officers and other employees of Seller and all other insurance policies of the Seller, including E&O and D&O policies, and rights arising from any refunds due (including, but not limited to, retrospective premium adjustment) with respect to insurance premium payments, (x) all telephone, facsimile and other telecom numbers and codes of Seller not set forth on Schedule 1, (xi) Tax Returns, Tax and financial records and reports and other documents and records pertaining to Seller’s operation of the Business that Seller is required by law to retain or that will be necessary or advisable for Seller to retain, in its reasonable discretion, for tax or related purposes; provided that Purchaser will be provided with and entitled to retain a copy of all such retained records, and (xii) the assets listed on Schedule 2(a).

“Acquired Contracts” means those contracts and agreements set forth on Schedule 3(o) hereto.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

“Affiliate” with respect to any Person, means any other Person that, directly or indirectly, is controlled by, controls or is under common Control with that Person.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

“Assumed Liabilities” means (i) all Liabilities and obligations of Seller set forth on Schedule 2(b), and (ii) all Liabilities and obligations directly relating to the Acquired Assets including without limitation the Acquired Contracts set forth on Schedule 3(o).  The Assumed Liabilities shall not include any other Liability or obligation of Seller, including, without limitation, (i) any Liability of Seller for Taxes, (ii) any Liability of Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Seller is transferring the Acquired Assets), (iii) any Liability of Seller for the unpaid Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (iv) any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of Seller as a partner, trustee, director, manager, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, operating agreement, or otherwise), (v) any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, or (vi) any Liability or obligation of Seller under this Agreement (or under any side agreement between Seller on the one hand and Purchaser on the other hand entered into on or after the date of this Agreement).

“Business” means the business of developing, marketing, distributing, servicing and/or otherwise exploiting ecommerce store applications for users of social networking sites to sell goods and services.

“Cash” means cash on hand and on deposit in banks and other financial institutions and cash equivalents (including marketable securities and short-term bonds and other investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Closing” has the meaning set forth in Section 2(d) below.

“Closing Date” has the meaning set forth in Section 2(d) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the business and affairs of Seller that is not already generally available to the public.

“Control,” with respect to any Person, means the power, directly or indirectly, to direct the management and policies of that Person.

“Debt Consideration” has the meaning set forth in Section 2(c) below.

“Disclosure Schedule” has the meaning set forth in Section 3 below.

“Environmental, Health, and Safety Requirements” shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“Escrow Shares” means 200,000 shares of Purchaser Common Stock.

“Financial Statements” has the meaning set forth in Section 3(g) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names (including, but not limited to, shopit.com) (i.e., any alphanumeric designation registered with or assigned by a domain name registrar, registry, or domain name registration authority as part of an electronic address on the Internet) and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all Trade Secrets, (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” of a party shall mean the actual knowledge of any executive officer of such party, after reasonable inquiry of those employees whom such executive officers reasonably believe would have actual knowledge of such fact or matter.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Seller.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Seller hold any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller thereunder.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business of Purchaser or Seller, as applicable, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of Seller, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (b) any existing event, occurrence, or circumstance with respect to which Purchaser has Knowledge as of the date hereof and (c) any adverse change in or effect on the business of Seller that is cured by Seller before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 7 hereof.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 3(g) below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 3(g) below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 3(g) below.

“Notes” means (a) that certain Secured Convertible Promissory Note dated June 26, 2008 issued by Seller in favor of Propulsion Fund III, L.P., (b) that certain Secured Convertible Promissory Note dated July 18, 2008 issued by Seller in favor of Anthony DiGiandomenico; (c) that certain Secured Convertible Promissory Note dated July 18, 2008 issued by Seller in favor of Christopher A. Marlett Living Trust; (d) that certain Secured Convertible Promissory Note dated September 12, 2008 issued by Seller in favor of Aaron A. Grunfeld; and (e) that certain Secured Convertible Promissory Note dated September 12, 2008 issued by Seller in favor of Anthony DiGiandomenico.

 “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software.  Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchaser Common Stock” means the common stock of Purchaser, par value $.001 per share.

“Purchase Price” has the meaning set forth in Section 2(c) below.

“Real Property Laws” has the meaning set forth in Section 3(l) below.

“Retained Liabilities” has the meaning set forth in Section 2(b) below.

“Retained Liability Closing Payment” means an amount equal to the total amount of the liabilities identified on Schedule 2(b) that will be paid directly by Purchaser on or about the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Secured Debtholders” means those individuals and entities listed on Schedule 2(c).

“Share Consideration” has the meaning set forth in Section 2(c) below.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” all trade secrets and confidential business information (including ideas, research and development, know-how, technical information, data, designs, process technology, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

SECTION 2. BASIC TRANSACTION.

(a)  Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Purchaser, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

(b)  Assumption of Liabilities; Retained Liabilities.  On and subject to the terms and conditions of this Agreement, Purchaser agrees to assume and become responsible for all Assumed Liabilities at the Closing.  Purchaser will not assume or have any responsibility, however, with respect to any other Liability of Seller not included within the definition of Assumed Liabilities (the “Retained Liabilities”).

(c)  Purchase Price. The Purchase Price for the Acquired Assets shall consist of (i) cancellation of One Million Eight Hundred Fifteen Thousand Dollars (US $1,815,000) in aggregate principal amount of indebtedness (plus any interest, fees and other amounts owing thereon) owed by Seller to Purchaser (the “Debt Consideration”), (ii) the assumption of the Assumed Liabilities by Purchaser, (iii) Four Hundred Fifty Thousand Dollars (US $450,000) (the “Cash Consideration”) and (ii) Three Hundred Eighty Thousand (380,000)  Shares of Purchaser Common Stock (the “Share Consideration”), of which One Hundred Eighty Thousand (180,000) Shares shall be distributed to the Secured Debtholders of Seller, as set forth on Schedule 2(c).

(d)  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stubbs, Alderton & Markiles, LLP, in Sherman Oaks, California commencing at 9:00 a.m. local time on July 31, 2009 or such other date as the Parties may mutually determine (the “Closing Date”).

(e)  Deliveries at Closing.

(i) Deliveries By Seller.   At the Closing, Seller will deliver to Purchaser:  (a) the various certificates, instruments, and documents referred to in Section 6(a) below; and (b) such duly executed and acknowledged instruments of sale, transfer, conveyance, and assignment (including Intellectual Property transfer documents) as Purchaser and its counsel may reasonably request.

(ii) Deliveries By Purchaser.   At the Closing, Purchaser will deliver to Seller:  (a) the various certificates, instruments, and documents referred to in Section 6(b) below; (b) such document evidencing cancellation of the Debt Consideration as Seller and their counsel may reasonably request; and (c) the Cash Consideration, less the Retained Liability Closing Payment, by wire transfer to the account designated by Seller.  At the Closing or as soon as practicable thereafter, Purchaser will also deliver to Seller a certificate or certificates evidencing the Share Consideration, less the Escrow Shares.

(f)  Escrow Shares.  The Purchaser shall deduct and withhold from the Share Consideration deliverable to Seller at the Closing the Escrow Shares.  The Escrow Shares shall be available to satisfy any exercise(s) by the Purchaser of its offset rights pursuant to Sections 8(i) and/or 9(f).  Any Escrow Shares that have not be used to satisfy Purchaser’s offset rights shall be delivered to Seller on the twelve (12) month anniversary of this Closing Date; provided, however, if any claim or dispute is pending as of such date that could result in Purchaser exercising its offset rights, the Purchaser may withhold from the Escrow Shares delivered to Seller on such date such number of shares as is equal in value to the pending claim, as determined in the reasonable discretion of Purchaser.  For purposes of Purchaser’s offset rights under this Agreement, the Escrow Shares shall be deemed to have a value of $2.00 per share.  In the event of a stock dividend, stock split, reverse stock-split, reclassification or combination of shares or exchange of shares, recapitalization or merger, consolidation or other similar event affecting the Escrow Shares (collectively, a “Recapitalization Transaction”), the number and kind of Escrow Shares referred to herein shall be appropriately adjusted and references in this Agreement to Escrow Shares shall refer, as applicable, to the stock, securities, cash, property or other consideration received in exchange for or with respect to such Escrow Shares pursuant to the terms of the Recapitalization Transaction, as applicable. Notwithstanding the foregoing, any cash dividends on the Escrow Shares and/or any dividends payable in securities or other distributions of any kind on the Escrow Shares, shall promptly be distributed by the Purchaser to Seller in accordance with the terms of such dividend or distribution, as determined by Purchaser’s Board of Directors.

(g)  Allocation.  As soon as practicable but in any event within 60 days after the Closing Date, Purchaser shall provide Seller with an allocation of the Purchase Price among the Purchased Assets which allocation shall be in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) and reasonably acceptable to Seller.  The parties shall file a Form 8594 with the Internal Revenue Service reflecting such allocation. Neither Purchaser nor Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

SECTION 3. SELLER’S REPRESENTATIONS AND WARRANTIES.  Seller represents and warrants to Purchaser that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a)  Organization of Seller.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.

(b)  Authorization of Transaction.  Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Seller and Seller’s stockholders have duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)  Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d)  Brokers’ Fees.  Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.

(e)  Title to Assets.  Seller has good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets, free and clear of any Liens or restriction on transfer.  The Acquired Assets are sufficient to operate the Business as presently conducted.

(f)  No Subsidiaries.  Seller does not have any Subsidiaries.

(g)  Financial Statements.  The Disclosure Schedule includes the following financial statements (collectively the “Financial Statements”) for Seller: (i) unaudited balance sheets and statements of income and cash flow as of and for the fiscal years ended December 31, 2007, and December 31, 2008 (the “Most Recent Fiscal Year End”); and (ii) unaudited balance sheets and statements of income and cash flow (the “Most Recent Financial Statements”) as of and for the four months ended March 31, 2009 (the “Most Recent Fiscal Month End”) for Seller. The Financial Statements have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly, in all material respects, the financial condition of Seller as of such dates and the results of operations of Seller for such periods, are correct and complete, and are consistent with the books and records of Seller (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate).

(h)  Events Subsequent to Most Recent Fiscal Month End.  Since the Most Recent Fiscal Month End, there has not been any Material Adverse Change.

(i)  Undisclosed Liabilities.  Seller does not have any material Liability, except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet, (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of that results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) Liabilities set forth on the Disclosure Schedule.

(j)  Legal Compliance. Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

(k)  Tax Matters.

(i)  Seller has timely filed all Tax Returns that it was required to file or has filed for, and received, an extension with respect to such Tax Return. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations.  No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)  Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(iii)  There is no dispute or claim concerning any Tax Liability of Seller either (A) claimed or raised by any authority in writing or (B) as to which the Seller (and employees responsible for Tax matters) has Knowledge based upon personal contact with any agent of such authority.

(iv)  Seller has not voluntarily waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)  The unpaid Taxes of Seller (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

(vi)  None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code Section 280G.  Seller is not a party to any Tax allocation or sharing agreement.  Seller (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (B) has no Liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l)  Real Property.

(i)  Seller does not own any real property.

(ii)  The Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document).  Seller has made available to Purchaser a true and complete copy of each such Lease document.

(m)  Intellectual Property.

(i)  Seller owns or possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted.  Each item of Intellectual Property included in the Acquired Assets will be owned or available for use by Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder.  Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses and will continue to maintain and protect all of the Intellectual Property that it owns or uses prior to Closing so as not to materially adversely affect the validity or enforceability thereof.

(ii)  Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights or privacy rights of third parties, there are no facts that indicate a likelihood of any of the foregoing, and no director, manager or officer of Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

(iii)  The Disclosure Schedule identifies each issued patent and all registrations that have been issued to Seller by a Governmental Authority with respect to any of Seller’s Intellectual Property, identifies each pending patent application or application for registration that Seller has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission that Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has made available to Purchaser correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. The Disclosure Schedule also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate), including all software developed by or for the Seller, and each material unregistered copyright used by Seller in connection with the Business.  After Closing, the Purchaser will have at least a non-exclusive right to use any code incorporated into such software that was not specifically written or developed for use in such software (the “Preexisting Code”) and there are no third-party rights to such Preexisting Code that will materially interfere with Purchaser’s ownership and use of such software. With respect to each item of Intellectual Property required to be identified in the Disclosure Schedule pursuant to this Section:

(A)  Seller owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure and the Seller has made available to Purchaser correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each item of Seller’s Intellectual Property in Seller’s possession;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)  no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(D)  Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item;

(E)  no loss or expiration of the item is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller, including without limitation, a failure by Seller to pay any required maintenance fees);

(F)  there are no maintenance fees, taxes, or actions falling due within 90 days; and

(G)  all such Intellectual Property is valid, subsisting, and enforceable.

(iv)  The Seller has no Trade Secrets.

(v)  The Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission. Seller has made available to Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) in Seller’s possession. With respect to each item of Intellectual Property required to be identified in the Disclosure Schedule pursuant to this Section and to the Knowledge of Seller:

(A)  the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B)  the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby and no consent of any third party is required in connection with the transfer, assignment and conveyance of such license, sublicense, agreement or permission as a result of the transactions contemplated by this Agreement;

(C)  no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)  no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E)  with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F)  the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G)  no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any officer or director of Seller, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and

(H)  Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(vi)  Except as set forth on the Disclosure Schedule, all former and current employees of Seller have executed written contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to Seller’s Business. To Seller’s Knowledge, no employee of Seller has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to any person other than Seller.

(vii)  The Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Seller to any other person (other than sales commissions paid to employees according to the Seller’s standard commissions plan) upon or for the sale or distribution of any Seller product or the use of any Intellectual Property.

(viii)  To Seller’s Knowledge, none of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or otherwise used in connection with Seller’s Business (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such software or any product or system containing or used in conjunction with such software; (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such software or (c) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(ix)  The Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Seller software or from which any part of any Seller software is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Seller software to which each such item of Open Source Code relates.  No Seller software contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Seller software or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Seller to use or distribute any Seller software.

(x)  No source code for any Seller software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Seller or, to Seller’s Knowledge, an employee of Purchaser.  The Seller has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Seller software to any escrow agent or other Person.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Seller software to any other Person.

(n)  Tangible Assets.  The equipment and other tangible assets included in the Acquired Assets are free from defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which it presently is used.

(o)  Contracts.

(i)  Schedule 3(o) hereto lists each Acquired Contract.

(ii)  In addition, the Disclosure Schedule lists the following contracts and other agreements to which the Seller is a party to any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Business or any Acquired Asset.

(iii)  Seller has made available to Purchaser a correct and complete copy of each Acquired Contract (as amended to date) listed on Schedule 3(n) hereto.  Each Acquired Contract is a valid, binding and enforceable obligation of Seller and, to the Knowledge of Seller, the other party or parties thereto, and each Acquired Contract is in full force and effect.  Neither Seller, nor, to the Knowledge of Seller, any other party thereto, is in default under any Acquired Contract by which the Acquired Assets or the Business may be bound or affected or under which such assets, business or operations receive benefits, and, to the Knowledge of Seller, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such an event of default thereunder.

(p)  Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Seller.

(q)  Litigation.  The Disclosure Schedule sets forth each instance in which Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in the Disclosure Schedule could result in any Material Adverse Change with respect to the Acquired Assets.

(r)  Employees.

(i)  With respect to the business of Seller:

(A)  there is no collective bargaining agreement or relationship with any labor organization, nor has any labor organization or group of employees filed any representation petition or made any written or oral demand for recognition;

(B)  there is no workmen’s compensation liability, experience, or matter that could have a Material Adverse Effect; and

(C)  there is no employment-related charge, complaint, grievance, investigation, inquiry, or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by Seller (or its officers, managers or directors) of any law, regulation, or contract.

(ii)  Except as set forth in the Disclosure Schedule, (A) there are no employment contracts or severance agreements or any agreement concerning confidentiality or non-competition with any employees of Seller, and (B) there are no written personnel policies, rules, or procedures applicable to employees of Seller.

(s)  Customers and Suppliers.  Since the date of the Most Recent Balance Sheet, no Seller customer has indicated that it shall stop, or materially decrease the rate of, its buying of services from Seller.

(t)  Disclosure.  The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

(u)  Investment.  Seller (i) understands and agrees that the Share Consideration has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Share Consideration solely for its own account for investment purposes, and not with a view to the distribution thereof (except as contemplated by this Agreement), (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Purchaser and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Share Consideration, and (v) is able to bear the economic risk and lack of liquidity inherent in holding the Share Consideration.

(v)  Investigations.  To the Knowledge of Seller, there is no investigation, regulatory action or lawsuit pending or, to the Knowledge of Seller, threatened against Seller by any Governmental Authority and Seller is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the transaction contemplated hereunder or (b) otherwise prevent or materially delay performance by Seller of any of its obligations under this Agreement.

(w)           Insurance.  Seller has obtained and maintained commercially reasonable amounts of insurance to protect Seller and the Acquired Assets against the types of liabilities customarily insured against by Persons in connection with the operation of similar businesses, and all premiums due on such policies have been paid.

SECTION 4. PURCHASER’ REPRESENTATIONS AND WARRANTIES.  Purchaser represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

(a)  Organization of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

(b)  Authorization of Transaction. Purchaser has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Purchaser has duly authorized the execution, delivery, and performance of this Agreement by Purchaser.  This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Purchaser.

(c)  Issuance of Purchaser Common Stock.  The Purchaser Common Stock to be issued pursuant to this Agreement has been duly authorized and upon issuance will be validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

(d)  Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of its assets). Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(e)  Exchange Act Filings.  Purchaser has filed, or furnished, as applicable, all reports and other documents as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Securities and Exchange Commission during the twelve months immediately preceding the date of this Agreement (the “Purchaser SEC Documents”).  As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Purchaser SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Purchaser included in the Purchaser SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and, (except, in the case of unaudited statements, as permitted by the rule and regulations of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Purchaser and its consolidated subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. There are no outstanding comments from the Staff of the SEC with respect to any of the Purchaser’s SEC Documents.

(f)  Brokers’ Fees.  Purchaser has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(g)  Ownership of Notes.  Purchaser is the sole record and beneficial owner of each Note free of any adverse claim (as that term is defined in Article 8 of the California Uniform Commercial Code in effect on the date of this Agreement), Lien or encumbrance. Purchaser has full power and authority to sell, transfer, assign and deliver the Notes for cancellation as provided in Section 2(e).

(h)  Business Acquisition.  As of the date of this Agreement, Purchaser does not have any intention of selling any of the acquired assets relating to the Business and has not entered into any discussions with respect thereto.

SECTION 5. PRE-CLOSING COVENANTS.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)  General.  Each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below).

(b)  Notices and Consents.  Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of all third parties, including without limitation, governments and governmental agencies, in connection with the matters referred to in Section 3(c) and Section 4(d) above.

(c)  Operation of Business.  Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.  Without limiting the generality of the foregoing, Seller will not take any action that would result in any of its representations and warranties to be false as of the Closing Date or otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(h) above.

(d)  Preservation of Business.  Seller will keep their business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(e)  Full Access.  Seller will permit representatives of Purchaser (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, books, records (including tax records), contracts, documents and Intellectual Property of or pertaining to Seller.  No information or knowledge obtained by Purchaser in any investigation pursuant to this Section 5(e) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.  Purchaser shall reimburse Seller for its actual and reasonable out-of-pocket expenses incurred in providing such assistance and cooperation.

(f)  Notice of Developments.  Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g)  Exclusivity.  Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any securities, or any substantial portion of the assets, of Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  Seller will notify Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 6. CONDITIONS TO OBLIGATION TO CLOSE.

(a)  Conditions to Purchaser’ Obligation.  Purchaser’ obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)  the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of date hereof, and shall also be true and correct as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the applicable date;

(ii)  Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)  Seller shall have procured all of the third-party consents specified in Section 5(b) above;

(iv)  no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) adversely affect the right of Purchaser to own the Acquired Assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)  Seller shall have delivered to Purchaser a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

(vi)  Seller shall have delivered to Purchaser documents evidencing the release of all Liens on the Acquired Assets;

(vii)  Seller and Purchaser shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(d) above;

(viii)  Purchaser shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit 6(a) attached hereto, addressed to Purchaser and dated as of the Closing Date;

(ix)  Seller shall have delivered to Purchaser a certificate of the secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to: (i) the current charter and bylaws of Seller; (ii) good standing certificates dated within ten (10) days of the Closing Date from the state of Delaware; (iii) the resolutions of the board of directors, as applicable, and the stockholders authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement or any other agreement contemplated by this Agreement;

(x)  Seller shall have executed, acknowledged (if appropriate), and delivered to Purchaser (A) assignments (including Intellectual Property transfer documents) in the forms attached hereto, and (B) such other instruments of sale, transfer, conveyance, and assignment as Purchaser and its counsel may reasonably request;

(xi)  Seller shall have caused each Secured Debtholder to enter into an agreement with Purchaser providing for the lock-up of the Share Consideration, as well as certain put rights with respect to such shares; and

(xii)  All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Purchaser.

Purchaser may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior  to the Closing.

(b)  Conditions to Seller’s Obligation.  Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)  the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of date hereof, and shall also be true and correct as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the applicable date;

(ii)  Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Purchaser shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)  no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)  Purchaser shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(ii) is satisfied in all respects;

(v)  Seller and Purchaser shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(d) above; and

(vi)  All actions to be taken by Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

SECTION 7. TERMINATION.

(a)  Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(i)  Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)  Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Purchaser has notified Seller of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 31, 2009, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)  Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (A) in the event Purchaser has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Purchaser of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 31, 2009 by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

(b)  Effect of Termination.  If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach). Seller acknowledges and agrees that the termination of this Agreement by either Party shall not (i) preclude or prevent the Purchaser from exercising any rights and remedies under the Loan Documents (as defined on Schedule 7(b) hereto), the Uniform Commercial Code (as defined on Schedule 7(b) hereto), and other applicable law; or (ii) constitute a waiver of any existing defaults or any term or provision of the Loan Documents.

SECTION 8. POST-CLOSING COVENANTS.  The Parties agree as follows with respect to the period following the Closing:

(a)  General.  In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below).

(b)  Consent to Assignment.  This Agreement shall not constitute an agreement to assign any interest in any Acquired Contract or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof without the consent required or necessary of a third party would constitute a breach or violation thereof or affect adversely the rights of Purchaser or Seller thereunder.  If a consent of a third party which is required in order to assign any interest is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey their interest to Purchaser, Seller shall cooperate with Purchaser in any lawful arrangement to provide that Purchaser shall receive Seller’s entire interest in the benefits under any such Acquired Contract, including, without limitation, enforcement for the benefit of Purchaser of any and all rights of Seller against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise; provided, however, that nothing contained in this Section 8(b) shall affect the liability, if any, of Seller pursuant to this Agreement for failing to have disclosed the need for such consent or approval; and provided, further, that nothing contained in this Section 8(b) shall obligate Purchaser to waive the satisfaction of the conditions precedent set forth in Section 6 of this Agreement.

(c)  Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the date hereof involving a Party, the other Party will cooperate with it and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

(d)  Seller Covenant Not to Compete.  For a period of 5 years from and after the Closing Date, Seller will not engage directly or indirectly in any business that competes with the Business as conducted as of the Closing Date, worldwide.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8(d) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(e)  Covenants of Rhett McNulty and Matt Hill.

(i)  For a period of  six (6) months from and after the Closing Date, neither Rhett McNulty nor Matt Hill will engage directly or indirectly in any business that competes with the Business as conducted as of the Closing Date.  To this end, each of Rhett McNulty and Matt Hill agree that during this period, they will not directly or indirectly be connected as an officer, director, employee, consultant, beneficial owner or otherwise with any business which which directly competes with the Business as conducted as of the Closing Date; provided, however, that notwithstanding the above, this paragraph shall not be construed to prohibit either Rhett McNulty or Matt Hill from beneficially owning (i) less than one percent (1%) of the securities of a corporation which is publicly traded on a securities exchange or over-the-counter or (ii) less than ten percent (10%) of the securities of Beyond Commerce, Inc. or i-Supply.com.  Additionally, neither Rhett McNulty nor Matt Hill will (1) undertake the planning of or organization of any business activity competitive with the Business, or combine or conspire with other Persons for the purpose of organizing any such competitive business activity, or (2) interfere with, disrupt or cause any event to reduce any business relationship, contractual or otherwise, between the Purchaser or its Affiliates and any other party, including clients or prospective clients, suppliers, agents or employees of the Purchaser or its Affiliates.

(ii)  For a period of one (1) year from and after the Closing Date, neither Rhett McNulty nor Matt Hill shall, in any manner, directly or indirectly, alone or jointly, with or as an agent for, or as an employee of, any Person, hire or attempt to hire, employ, solicit and/or induce to leave any employee or independent consultant of the Purchaser or its Affiliates, or any former employee or independent consultant who was employed or retained by the Purchaser or its Affiliates within 6 months preceding such attempt to employ or solicit.

(iii)  In addition to its right to damages and any other rights it may have, each of Rhett McNulty and Matt Hill agree that for a violation of any of the provisions of this Section 8(e), Purchaser, in addition to the other rights and remedies provided hereunder or provided by law, shall be entitled to seek an injunction or other equitable relief to be issued by any court of competent jurisdiction, to restrain and enjoin such individuals from committing or continuing to commit any violation of this Section 8(e) or otherwise to specifically enforce the provisions of this Section 8(e). Each of Rhett McNulty and Matt Hill hereby acknowledge that: (i) the restrictions contained in Section 8(e) are reasonable to protect the legitimate interests of the Purchaser; (ii) the Purchaser would not have entered into this Agreement in the absence of such restrictions; and (iii) any violation of the provisions of this Section 8(e) will result in irreparable injury to the Purchaser, for which money damages alone would be inadequate to compensate the Purchaser and would be an inadequate remedy for such breach.

(iv)  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8(e) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope or duration, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(f)  Name Change.  After the Closing Date:  (a) Seller shall promptly change its name from “Shopit, Inc.” to a name not including the words “Shopit” or any part or colorable imitation thereof (the “Prohibited Names”); and (b) Seller shall cease and shall not at any time after the Closing Date use any Prohibited Names, or establish any business entity that has a name including, any of the Prohibited Names.

(g)  Stock Certificates.  Each certificate representing the Share Consideration will be imprinted with a legend substantially in the following form:

These securities have not been registered under the Securities Act of 1933, as amended, or any state securities act, and may not be sold or transferred in the absence of such registration or qualification or an exemption therefrom under the securities act or any such state securities laws that may be applicable.

Each holder desiring to transfer Purchaser Common Stock first must furnish Purchaser with (A) (i) a written opinion reasonably satisfactory to Purchaser in form and substance from counsel reasonably satisfactory to Purchaser by reason of experience to the effect that the holder may transfer the Purchaser Common Stock as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Purchaser in form and substance agreeing to the restrictions on transfer contained herein, or (B) a written opinion reasonably satisfactory to Purchaser that all appropriate action necessary for compliance with the registration requirements of the Securities Act of 1933 has been taken.

(h)  Exchange Act Compliance.  During the period beginning upon the Closing and ending on the first anniversary of the Closing, Purchaser (i) agrees to utilize its commercially reasonable efforts to remain a Section 12(g) reporting company in compliance with the Exchange Act and (ii) covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed pursuant to the Exchange Act.

(i)  Payment of Liabilities.  If Seller fails to discharge in a timely manner or make adequate provision to pay or otherwise satisfy any of the Retained Liabilities existing as of the Closing Date, and if Purchaser determines in good faith, in its sole discretion, that such failure is likely to cause a Material Adverse Effect (with respect to Purchaser’s utilization of the Acquired Assets in its business on an uninterrupted basis), Purchaser may elect to pay any such Retained Liabilities, and any other actual and reasonable costs and charges associated with such liabilities; provided, however, that Purchaser shall have provided Seller with not less than ten (10) days’ prior written notice of its intent to pay such Retained Liabilities and related costs, if any, and Seller shall have failed to pay or otherwise satisfy such Retained Liabilities and related costs within such ten (10) day period, or that Seller shall have notified Purchaser in writing within such ten (10) day period that it intends to defend or contest such Retained Liabilities and it fails to discharge said Retained Liabilities and related costs within ten (10) days after such Retained Liabilities and costs are reduced to a final judgment or otherwise become a lien on Acquired Assets or the Business.   If Purchaser pays any Retained Liabilities or related costs, Purchaser shall have the right to offset the amount of such payment against the Escrow Shares.

(j)  Termination of Legal Proceedings.  Promptly following the execution of this Agreement, Purchaser shall take all actions necessary to terminate any and all legal proceedings which Purchaser has pending relating to the secured obligations set forth on Schedule 10 hereto, including without limitation, Case No. BC415525 pending in the Superior Court of the State of California for the County of Los Angeles.

SECTION 9. INDEMNIFICATION.

(a)  Survival of Representations and Warranties.  Except as set forth in the immediately following sentence, all of the representations and warranties of Purchaser and Seller contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twelve (12) months thereafter. The representations and warranties of Seller contained in Section 3(k) of this Agreement shall survive the Closing and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers).

(b)  Indemnification Provisions for Purchaser’s Benefit.  In the event Seller breaches (or in the event any third party alleges facts that, if true, would mean Seller has breached) any of its representations, warranties, and covenants contained herein, and, provided that Purchaser makes a written claim for indemnification against Seller pursuant to Section 11(g) below within the survival period, then Seller shall be obligated to indemnify Purchaser and its officers, directors, employees, agents, Affiliates and stockholders (the “Purchaser Indemnified Parties”) from and against the entirety of any Adverse Consequences the Purchaser Indemnified Parties may suffer (including any Adverse Consequences the Purchaser Indemnified Parties may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, Seller shall not have any obligation to indemnify the Purchaser Indemnified Parties from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) of any representation or warranty of Seller until the Purchaser Indemnified Parties have suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $25,000 aggregate threshold (at which point Seller will be obligated to indemnify the Purchaser Indemnified Parties from and against all such Adverse Consequences relating back to the first dollar); provided, further, that that the aggregate of such indemnification obligation under this Section 9(b) shall not exceed the value of the Purchase Price.

(c)  Indemnification Provisions for Seller’s Benefit.  In the event Purchaser breaches (or in the event any third party alleges facts that, if true, would mean Purchaser has breached) any of its representations, warranties, and covenants contained herein and, provided that Seller makes a written claim for indemnification against Purchaser pursuant to Section 11(g) below within such survival period, then Purchaser shall indemnify Seller and its officers, directors, employees, agents, Affiliates and stockholders (the “Seller Indemnified Parties”) from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, Purchaser shall not have any obligation to indemnify the Seller Indemnified Parties from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) of any representation or warranty of Purchaser until the Seller Indemnified Parties have suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $25,000 aggregate threshold (at which point Purchaser will be obligated to indemnify the Seller Indemnified Parties from and against all such Adverse Consequences relating back to the first dollar); provided, further, that that the aggregate of such indemnification obligation under this Section 9(c) shall not exceed the Purchase Price.

(d)  Matters Involving Third Parties.

(i)  If any third party notifies either Party (or a Purchaser Indemnified Party or Seller Indemnified Party, as applicable, the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii)  Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(iii)  So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 9(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(iv)  In the event any of the conditions in Section 9(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 9.

(e)  Determination of Adverse Consequences.  All indemnification payments under this Section 9 shall be deemed adjustments to the Purchase Price.

(f)  Offset Against Escrow Shares.  Any indemnification to which Purchaser Indemnified Parties are entitled under this Agreement as a result of any Adverse Consequences it may suffer shall be first satisfied by reducing the number of Escrow Shares deliverable to Seller under this Agreement, and thereafter may be satisfied through any statutory, equitable, or common law remedies available to the Purchaser Indemnified Parties.

(g)  Exclusive Remedy.  The rights and obligations of the parties under this Section 9 are the exclusive rights and obligations of the Parties with respect to any breach of any representation or warranty in this Agreement and shall be in lieu of any other rights or remedies to which the party entitled to indemnification hereunder would otherwise be entitled as a result of such breach. Except as provided in the foregoing sentence, the foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedies that a Party may have in its favor.

SECTION 10. RELEASE

Effective as of the Closing Date, each Party, on behalf of itself, and each and every of its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor entities and assigns, insurers and assurers shall and hereby does release, acquit and discharge and covenant not to sue the other Party and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor entities and assigns, insurers and assurers of and from any and all past, present or future claims, demands, costs, expenses, liabilities, actions and causes of action of whatever kind or nature, whether known or unknown, suspected or claimed, based on or arising out of or in connection with, directly or indirectly, the secured obligations set forth on Schedule 10 hereto.  If and to the extent such law is applicable to a Party, such Party acknowledges that it has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides:  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE RELEASEE.  Being aware of such code section, such Party expressly waives any rights it may have thereunder, as well as under any statute or ordinance which requires a specific release of unknown claims or benefits.  Each of the Parties hereto acknowledges that it may hereafter discover facts in addition to or different from those that it now knows or believes to be true with respect to the subject matters of the releases and covenants contained herein, but such facts shall have no effect on such releases or covenants; in furtherance of such intention, it acknowledges that the releases and covenants contained herein shall be and remain in effect notwithstanding the subsequent discovery or existence of any such additional or different facts.  It is acknowledged that: (i) each Party has read the release provisions of this Section 10 and has had the opportunity to consult legal counsel before executing same; (ii) each Party has relied upon its own judgment in agreeing to the release provisions of this Section 10 and has not relied on or been induced by any representation, statement or act by any other party referenced herein which is not referred to in this Agreement; (iii) each Party is entering into the release provisions of this Section 10 voluntarily, with full knowledge of their significance; and (iv) the release provisions of this Section 10 are in all respects complete and final, and shall take effect upon the Closing. Each Party further agrees to take all necessary action in cooperation with the other Party to release, discharge and withdraw any and all current proceedings against the other Party based on or arising out of or in connection with, directly or indirectly, the secured obligations set forth on Schedule 10 hereto, including, without limitation, the litigation relating to the receivership application and breach of contract complaint.

SECTION 11. MISCELLANEOUS.

(a)  Press Releases and Public Announcements.  The Parties shall use commercially reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ in which it is impracticable to consult with each other as contemplated by this clause (iii), to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the prior review by such other Party.

(b)  No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)  Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(e)  Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic means), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f)  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)  Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, providing that confirmation of receipt has been obtained, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:

Copy (which shall not constitute notice) to:

Andrews Kurth
111 Congress Avenue, Suite 1700
Attention: Carmelo Gordian
Fax: (512) 320-9292
Phone: (512) 320-9290

Ifto Purchaser:	Atrinsic, Inc.
469 7th Avenue, 10th Floor
New York, NY 10018
Attention: Ray Musci
Fax: (845) 503-2213
Phone: (212) 716-1977

Copy  (which shall not constitute notice) to:

Stubbs, Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, CA 91403
Attention:  Scott Galer
Fax:  (818) 444-6313
Phone:  (818) 444-4513

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h)  Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(i)  Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Seller.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(j)  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)  Expenses.  Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, Purchaser shall pay the legal expenses of Andrews Kurth LLP, outside legal counsel to Seller, up to an aggregate of $25,000 of the legal expenses incurred in connection herewith. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(l)  Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

(m)  Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)  Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the Business is unique and recognize and affirm that in the event Seller breaches this Agreement, money damages would be inadequate and Purchaser would have no adequate remedy at law, so that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(o)  Submission to Jurisdiction.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in Los Angeles, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11(g) above. Nothing in this Section 11(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(p)  Tax Disclosure Authorization.  Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Code Sections 6011 and 6112 and regulations thereunder) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

(q)  Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties to this Agreement, and an executed copy of this Agreement may be delivered by one or more Parties to this Agreement by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any Party to this Agreement, all Parties to this Agreement agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

ATRINSIC, INC., a Delaware corporation

By:	/s/ Burton Katz
Burton Katz, Chief Executive Officer

SHOPIT, INC. a Delaware corporation

By:	/s/ Matt Hill
Matt Hill, Chief Executive Officer

Acknowledged and agreed to solely with respect to Section 8(e):

/s/ Matt Hill
Matt Hill

/s/ Rhett McNulty
Rhett McNulty